Exhibit 10.4
Form of Performance Share Units Agreement
2017 Incentive Plan
20___ Award

PEABODY ENERGY CORPORATION
2017 INCENTIVE PLAN
PERFORMANCE SHARE UNITS AGREEMENT
THIS PERFORMANCE SHARE UNITS AGREEMENT (the “Agreement”), effective __________ 20___, is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee of the Company or a Subsidiary of the Company (the “Grantee”). The Grant Date for the Performance Units (the “Performance Share Units”) evidenced by this Agreement is __________ 20___ (the “Grant Date”).
WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement;
WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its key employees have reasonable restrictive covenants in place;
WHEREAS, the Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing;
WHEREAS, the Company deems it essential to the optimal functioning of its business to have its key employees provide advance notice to the Company of their termination of employment; and
WHEREAS, the Compensation Committee of the Board (the “Committee”) has determined that, subject to the provisions of this Agreement and the Plan, it would be to the advantage and best interest of the Company and its shareholders to grant the Performance Share Units evidenced hereby to the Grantee as an incentive for his or her efforts during his or her term of service with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officer to enter into this Agreement to evidence these Performance Share Units.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.
Section 1.1 -     “Affiliate” shall mean any other Person directly or indirectly controlling, controlled by, or under common control with the Company. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly,

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of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
Section 1.2 -     “Determination Date” shall mean __________ 20___.
Section 1.3 -     “Good Reason” shall mean (a) “Good Reason” as defined in the Grantee’s employment agreement with the Company, if any; or (b) if the Grantee does not have an employment agreement with the Company or such agreement does not define Good Reason, then: (i) a material reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed 10% in one year or 20% in the aggregate over three consecutive years, by the Company in the Grantee’s base salary from that in effect immediately prior to the reduction; (ii) a material reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in the Grantee’s target or maximum annual cash incentive award opportunity or target or maximum annual equity-based compensation award opportunity from those in effect immediately prior to any such reduction; (iii) relocation, other than through mutual agreement in writing between the Company and the Grantee or a secondment or temporary relocation for a reasonably finite period of time, of the Grantee’s primary office by more than 50 miles from the location of the Grantee’s primary office as of the Agreement date; or (iv) any material diminution or material adverse change in the Grantee’s duties or responsibilities as they exist as of the Agreement date (other than any diminution or change during a period of mental or physical incapacity); provided, that (x) if the Grantee terminates the Grantee’s employment for “Good Reason,” the Grantee shall provide written notice to the Company at least 30 days in advance of the date of termination, such notice shall describe the conduct the Grantee believes to constitute “Good Reason” and the Company shall have the opportunity to cure the “Good Reason” within 30 days after receiving such notice, (y) if the Company cures the conduct that is the basis for the potential termination for “Good Reason” within such 30-day period, the Grantee’s notice of termination shall be deemed withdrawn and (z) if the Grantee does not give notice to the Company as described in this Section 1.2 within 90 days after an event giving rise to “Good Reason,” the Grantee’s right to claim “Good Reason” termination on the basis of such event shall be deemed waived.
Section 1.4 -     “Performance Period” shall mean January 1, 20___ through December 31, 20___.
Section 1.5 -     “Plan” shall mean the Peabody Energy Corporation 2017 Incentive Plan, as amended or amended and restated from time to time.
Section 1.6 -     “Section 409A” shall mean Section 409A of the Code and the applicable regulations or other guidance issued thereunder.
ARTICLE II
GRANT OF PERFORMANCE SHARE UNITS
Section 2.1 -     Grant of Performance Share Units. Pursuant to Section 11 of the Plan and authorization under a resolution of the Committee, the Company has granted to the Grantee the target number of Performance Share Units set forth on the signature page hereof upon the terms and subject to the conditions set forth in this Agreement and the Plan. Subject to the degree of

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attainment of the applicable Performance Goals established for these Performance Share Units, as approved by the Committee and thereafter communicated to the Grantee (the “Statement of Performance Goals”), the Grantee may earn from 0% to 200% of the Performance Share Units. Each Performance Share Unit that becomes nonforfeitable (“Vest,” “Vested,” or “Vesting”) represents the equivalent of one Share subject to and upon the terms and conditions of this Agreement. The grant of Performance Share Units was made in consideration of the services to be rendered by the Grantee to the Company and its Subsidiaries and Affiliates and the Grantee’s obligations under the Restrictive Covenant Agreement (as referenced in Article IV).
Section 2.2 -     No Obligation of Employment. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or Affiliate or interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which rights are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.
Section 2.3 -     Adjustments in Performance Share Units. In the event of the occurrence of one of the corporate transactions or other events listed in Sections 4.2 or 13.2 of the Plan, the Committee shall make such substitution or adjustment as provided in Sections 4.2 or 13.2 of the Plan or otherwise in the terms of the Performance Share Units in order to equitably reflect such corporate transaction or other event. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.
Section 2.4 -     Change in Control. In order to maintain the Grantee’s rights with respect to the grant of Performance Share Units evidenced hereby, upon the occurrence of a Change in Control, the Committee may take such actions with respect to the Performance Share Units or make such modifications to the Performance Share Units as are permitted by the Plan.
ARTICLE III
VESTING AND FORFEITURE OF PERFORMANCE SHARE UNITS
Section 3.1 -     Normal Vesting. Unless otherwise provided in this Article III, the Performance Share Units covered by this Agreement shall Vest to the extent that the applicable Performance Goals described in the Statement of Performance Goals for these Performance Share Units are certified by the Committee, in its sole discretion, as having been achieved during the Performance Period, provided that the Grantee has remained in continuous service with the Company or a Subsidiary through the Determination Date.
Section 3.2 -     Effect of Certain Events. Notwithstanding the foregoing Section 3.1 or anything to the contrary in Section 13.1 of the Plan, prior to the Determination Date:
(a)    in the event of the Grantee’s Termination of Service either (i) within twenty four months following a Change in Control, provided such Termination of Service is by the Company without Cause or by the Grantee for Good Reason; or (ii) on account of the Grantee’s death or Disability, the Performance Share Units shall become earned and Vest on the basis of the relative achievement of the applicable Performance Goals determined in

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accordance with Section 3.1 as if the Grantee had remained in continuous service with the Company or a Subsidiary through the Determination Date;
(b)    in the event of the earlier of: (i) a Termination of Service on account of Retirement, or (ii) except as provided in Section 3.2(a) above, a Termination of Service by the Company without Cause or by the Grantee for Good Reason, a pro-rata portion of the Performance Share Units, based on the number of days that the Grantee provided services to the Company or a Subsidiary from the beginning of the Performance Period through the date of Termination of Service compared to the number of days in the Performance Period, shall become earned and Vest on the basis of the relative achievement of the applicable Performance Goals determined in accordance with Section 3.1 as if the Grantee had remained in continuous service with the Company or a Subsidiary through the Determination Date; and
(c)    in the event of the earlier of (i) a Termination of Service by the Company for Cause, and (ii) a Termination of Service by the Grantee without Good Reason, all Performance Share Units shall terminate and the Grantee shall not be entitled to any Performance Share Units hereunder.
Performance Share Units that Vest and become earned in accordance with this Section 3.2 shall be settled as set forth in Article IV of this Agreement.
ARTICLE IV
FORM AND TIME OF PAYMENT; CONDITIONS TO GRANT AND SETTLEMENT
Section 4.1 -     Form and Time of Payment.
(a)    General. Subject to Section 4.1(c) hereof, the Grantee shall be issued one Share for each Vested Performance Share Unit as soon as administratively practicable after the Determination Date and the Committee’s certification as described in Section 3.1, but in no event later than March 15, 20___.
(b)    Early Termination Events. Subject to Section 4.1(c) hereof, in the event that the Performance Share Units Vest as provided in Section 3.2(a) or (b), the Grantee shall be issued one Share for each Vested Performance Share Unit as soon as administratively practicable after the Determination Date and the Committee’s certification as described in Section 3.1, but in no event later than March 15, 20___.
(c)    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Grantee is a U.S. taxpayer under the Code, at the time of the Grantee’s Termination of Service, the Grantee is a “specified employee” (as such term is defined in Section 409A, but generally meaning one of the Company’s key employees within the meaning of Code Section 416(i)), and the issuance of the Common Stock pursuant to Section 4.1(b) is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A), the Common Stock shall be issued to the Grantee on the earlier of (i) first day of the seventh month after the Grantee’s “separation from service” with the Company (as determined in accordance with Section 409A) and (ii) the Grantee’s death.

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Section 4.2 -     Restrictive Covenant Agreement. The Grantee shall not be entitled to receive the Performance Share Units unless the Grantee shall have executed and delivered the Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit A, and such shall be in full force and effect.
Section 4.3 -     Notice Period. The Grantee may terminate the Grantee’s employment with the Company or a Subsidiary at any time for any reason by delivery of notice to the Company at least [sixty (60)/ninety (90)] days in advance of the date of termination (the “Notice Period”); provided, however, that no communication, statement or announcement shall be considered to constitute such notice of termination of the Grantee’s employment unless it complies with Section 5.4 hereof and specifically recites that it is a notice of termination of employment for purposes of this Agreement; and provided, further, that the Company may waive any or all of the Notice Period, in which case the Grantee’s employment with the Company or a Subsidiary or Affiliate will terminate on the date determined by the Company.
Section 4.4 -     Breach of Restrictive Covenant Agreement or Section 4.3. Subject to Section 4.2, if the Grantee materially breaches any provision of the Restrictive Covenant Agreement or Section 5.2 hereof, the Company may, among other available remedies, determine that the Grantee (a) will forfeit any unpaid portion of the Performance Share Units evidenced by this Agreement and (b) will repay to the Company any portion of the Performance Share Units evidenced by this Agreement previously paid to the Grantee.
Section 4.5 -     Conditions to Issuance of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares or issued Shares that have been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates (or other documentation that indicates ownership) for Shares paid prior to the fulfillment of both of the following conditions:
(a)    The obtaining of approval or other clearance from any state or federal governmental agency that the Committee, in its absolute discretion, determines to be necessary or advisable; and
(b)    The lapse of such reasonable period of time following the grant as the Committee may establish from time to time for administrative convenience (subject to, and in compliance with the requirements of Section 409A).
Section 4.6 -     Rights as a Shareholder; Dividend Equivalents. The Grantee shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company in respect of any Shares underlying Performance Share Units evidenced by this Agreement unless and until certificates representing such Shares shall have been issued by the Company to the Grantee or such ownership has otherwise been indicated and documented by the Company. From and after the Grant Date and until the earlier of (a) the time when the Performance Share Units become nonforfeitable and are paid in accordance with this Article IV hereof or (b) the time when the Grantee’s right to receive payment for the Performance Share Units is forfeited in accordance with the provisions of this Agreement, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall be credited with a number of additional Performance Share Units (which

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need not be a whole number) equal to the quotient of (x) the product of (i) the dividend declared per Share, multiplied by (ii) the number of Performance Share Units evidenced by this Agreement (including any Performance Share Units representing previously-credited Dividend Equivalents), divided by (y) the Fair Market Value of a Share on the date such dividend is paid to shareholders. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the Performance Share Units based on which the Dividend Equivalents were credited, and such additional Performance Share Units (rounded to the nearest whole Performance Share Unit) shall be paid in Shares at the same time as the Performance Share Units to which they relate are paid.
Section 4.7 -     Restrictions. Performance Share Units granted pursuant to this Agreement shall be subject to Section 5.9 of the Plan and all applicable policies and guidelines of the Company that relate to (a) share ownership requirements, or (b) recovery of compensation (i.e., clawbacks).
ARTICLE V
MISCELLANEOUS
Section 5.1 -     Administration. The Committee has the power to interpret the terms of the Performance Share Units, the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Performance Share Units. In its absolute discretion, subject to applicable law, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that any fractional Performance Share Unit is produced under the terms of the Plan or this Agreement, immediately prior to payment thereof, such fractional Performance Share Unit shall be rounded to the nearest whole Performance Share Unit; as a result, there will be no fractional Performance Share Units to settle under this Agreement.
Section 5.2 -     Performance Share Units Not Transferable. Neither the Performance Share Units nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.
Section 5.3 -     Withholding. As of the date that all or a portion of the Performance Share Units become settled pursuant to Section 4.1 hereof, the Company will, on a mandatory basis in accordance with Section 16.1(a) of the Plan, withhold a number of Shares underlying the then Vested Performance Share Units with a fair market value equal to the aggregate amount required by law to be withheld by the Company in connection with such vesting for applicable federal, state, local and foreign taxes of any kind. To the extent taxes are to be withheld upon vesting for purposes of

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federal FICA, FUTA or Medicare taxes, such withholding shall be taken from other income owed by the Company to the Grantee and the Grantee hereby agrees to such withholding. For all purposes, the amount withheld by the Company pursuant to this Section 5.3 shall be deemed to have first been paid to the Grantee.
Section 5.4 -     Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Chief Human Resources Officer, with a copy to the Grantee’s supervisor, and any notice to be given to the Grantee shall be addressed to him or her at the address set forth in the records of the Company. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 5.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.
Section 5.5 -     Information Sharing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or the Restrictive Covenant Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
Section 5.6 -     Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 5.7 -     Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 5.8 -     Applicability of Plan. The Performance Share Units and the Shares issued to the Grantee, if any, shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Performance Share Units and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

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Section 5.9 -     Amendment. The Committee may amend this Agreement at any time, provided that no such amendment shall materially impair the rights of the Grantee unless reflected in a writing executed by the parties hereto that specifically states that it is amending this Agreement.
Section 5.10 -     Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
Section 5.11 -      Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay or reimburse any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Payments or reimbursements of legal fees made under this Section 5.11 that are provided during one calendar year shall not affect the amount of such payments or reimbursements provided during a subsequent calendar year, payments or reimbursements under this Section 5.11 may not be exchanged or substituted for another form of compensation to the Grantee, and any such reimbursement or payment will be paid within sixty (60) days after the Grantee prevails, but in no event later than the last day of the Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 5.11 shall remain in effect throughout the Grantee’s employment with the Company or any Subsidiary and for a period of five (5) years following the Grantee’s Termination of Service.
Section 5.12 -     Section 409A.
(a)    To the extent applicable, this Agreement is intended to comply with Section 409A so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee, and this Agreement shall be construed, interpreted and administered in a manner that is consistent with this intent and the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Section 409A.
(b)    Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Grantee or for the Grantee’s benefit under this Agreement and grants hereunder may not be reduced by, or offset against, any amount owing by the Grantee to the Company or any of its Subsidiaries.
(c)    In the event that the Company determines that any amounts payable hereunder may be taxable to the Grantee under Section 409A prior to the payment and/or delivery to the Grantee of such amount, the Committee may adopt such amendments to the Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Performance Share Units and this Agreement.

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(d)    Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement and the terms of the Performance Share Units as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, neither the Company nor any of its Subsidiaries or affiliates will have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes or penalties.
Section 5.13 -     Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.14 -     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures to this Agreement transmitted by facsimile, electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
Section 5.15 -     Acceptance of the Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Performance Share Units subject to all the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Share Units and that the Grantee has been advised to consult a tax advisor prior to such vesting or settlement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

PEABODY ENERGY CORPORATION

Paul V. Richard
Senior Vice President Chief Human Resources Officer

Note: The Grantee is deemed to have executed this Agreement upon clicking “Accept” in the Plan’s online administration site.

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Exhibit A
RESTRICTIVE COVENANT AGREEMENT
THIS RESTRICTIVE COVENANT AGREEMENT (the “RCA”) dated __________ 20___, is by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and (“Grantee”).
WHEREAS, Grantee is a recipient of a 20___ Performance Share Units Grant (“Award”) under the Company’s Peabody Energy Corporation 2017 Incentive Plan, as amended from time to time (the “Plan,” and such award, the “Award”);
WHEREAS, Grantee acknowledges and agrees that he or she has access to and/or knowledge of certain trade secrets and other Confidential Information regarding the Company;
WHEREAS, the Company has spent and will continue to expend substantial amounts of time, money, and effort to develop its Confidential Information and Grantee acknowledges benefitting from these efforts;
WHEREAS, the Company deems it essential to the protection of its Confidential Information and competitive standing in its market to have recipients of Awards subject to reasonable restrictive covenants;
WHEREAS, Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing; and
NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bonded thereby, the parties agree as follows.
1.Grantee has been informed and is aware that the execution of this RCA is a necessary term and condition of Grantee’s receipt of the Award.
2.The term “Confidential Information” as used in this RCA shall be broadly interpreted to include, without limitation, materials and information (whether in written, electronic or other form and whether or not identified as confidential at the time of disclosure) concerning technical matters, business matters, business plans, operations, opportunities, plans, processes, procedures, standards, strategies, policies, programs, software, schematics, models, systems, results, studies, analyses, compilations, forecasts, data, figures, projections, estimates, components, records, methods, criteria, designs, quality control, research, samples, work-in-progress, prototypes, data, materials, clients and prospective clients, customer lists, contracts, projects, suppliers, referral sources, sales, marketing, bidding, purchasing, personnel, financial condition, assets, inventory, accounts payable, accounts receivable, tax matters, books of account, financing, collections, intellectual property, trade secrets and all other know-how and information of the Company or any subsidiary of the Company which has not been published or disclosed to the general public.
a.    While employed by the Company and at all times thereafter, Grantee will keep Confidential Information, including trade secrets, confidential and shall not, directly or indirectly, use for himself or herself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Grantee’s duties for the benefit of the Company or any subsidiary of the Company), any Confidential Information.
b.    At the termination of Grantee’s employment or at any other reasonable time the Company or any of its subsidiaries may request, Grantee shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) containing Confidential Information, including trade secrets or any other information concerning Company’s business, including all copies, then in Grantee’s possession or under Grantee’s control whether prepared by Grantee or others.
c.    Notwithstanding the foregoing paragraphs, Company employees, contractors, and consultants may disclose trade secrets in confidence, either directly or indirectly, to a Federal, State or local government official or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation suits for reporting a suspected violation of law may disclose related trade secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to Court Order.
3.In consideration of the Company’s obligations under the Performance Share Units Agreement (the “Agreement”), Grantee agrees that while employed by the Company and for a period of [six (6)/twelve (12)] months thereafter, without the prior written consent of the Board of Directors of the Company (the “Board”), he or she shall not, directly or indirectly, as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries.
4.In consideration of the Company’s obligations under the Agreement, Grantee agrees that while employed by the Company and for a period of [six (6)/twelve (12)] months thereafter, without the prior written consent of the Board, he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, (a) solicit or offer employment to or hire any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation or (b) solicit or entice away or in any manner attempt to persuade any client, vendor, partner, customer or prospective customer of the Company to discontinue or diminish his, her or its relationship or prospective relationship with the Company or to otherwise provide his, her or its business to any corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).
5.For purposes of this RCA, an entity shall be deemed to be in competition with the Company if it enters into or engages in any business or activity that substantially and directly competes with the business of the Company. For purposes of this paragraph 5, the business of the Company is defined to be: development of new thermal and metallurgical mines, active metallurgical and thermal coal mining, preparation and sale; the marketing, brokering and trading of metallurgical and thermal coal; and the optimization of our metallurgical and thermal coal reserves; in each case by the Company and its direct and indirect subsidiaries or affiliated or related companies. Notwithstanding this paragraph 5 or paragraph 8, nothing herein shall be construed so as to preclude Grantee from investing in any publicly or privately held company, provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board.
6.Grantee agrees that he or she will not at any time make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Company its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients. Grantee understands that nothing in this section or this RCA limits Grantee’s ability to communicate with any government agencies or otherwise participate or cooperate with an investigation conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other similar agency, including providing documents or other information, without notice to the Company.
7.Upon the termination of Grantee’s employment for any reason, Grantee or his or her estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Grantee’s possession or under his control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.
8.Grantee agrees that the covenant not to compete, the covenants not to solicit and the covenant not to make disparaging comments are reasonable under the circumstances and will not interfere with his or her ability to earn a living or otherwise to meet his or her financial obligations. Grantee and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Grantee agrees that any breach of the covenants contained in this RCA would irreparably injure the Company. Accordingly, Grantee agrees that, in the event that Grantee violates this RCA, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under the agreements evidencing the Award, cancel and recoup any portion of the Award already paid to the extent required by law, regulation or listing requirement, or permitted by any Company policy adopted pursuant thereto. The Company may also seek an injunction against Grantee from any court having jurisdiction over the matter restraining any further violation of this RCA by Grantee.

9.No waiver or modification of all or any part of this RCA will be effective unless set forth in a written document signed by both the Company and Grantee expressly indicating their intention to waive or modify the specified provisions of this RCA. If the Company chooses not to enforce its rights in the event Grantee or any other recipient of an Award breaches some or all of the terms of this RCA, the Company’s rights with respect to any such breach shall not be considered a waiver of a future breach by Grantee of this RCA, regardless of whether the breach is of a similar nature or not.
10.This RCA accurately sets forth and entirely sets forth the understandings reached between Grantee and the Company with respect to the matters treated herein. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this RCA, they are specifically superseded by this RCA and have no effect, except, should Grantee be subject to non-compete and non-solicitation obligations (“Restrictive Covenants”) pursuant to an employment agreement or other agreement between Grantee and Company or one of its subsidiaries or affiliates, Grantee shall continue to be bound by the terms of those Restrictive Covenants and they shall run concurrently with those set forth in this RCA. This RCA is binding on Grantee and the Company, and our respective successors, assigns and representatives.
11.Because of Company’s and Grantee’s substantial contacts with the State of Missouri, the fact that Company’s headquarters is located in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this RCA are resolved on a uniform basis, and Company’s making and execution of this Agreement in Missouri, the parties agree that the RCA shall be interpreted and governed by the laws of the State of Missouri, without regard for any conflict of law principles. The parties agree that the exclusive venue and jurisdiction for any litigation concerning or arising out of or based on this RCA shall be the federal and state courts located in Missouri. The parties expressly consent to the personal jurisdiction and venue of said courts. The provisions of this paragraph shall not restrict the ability of Company or Grantee to enforce in any court any judgment obtained in Missouri federal or state court.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this RCA has been executed and delivered by the parties hereto.

PEABODY ENERGY CORPORATION

Paul V. Richard
Senior Vice President Chief Human Resources Officer

Note: Grantee is deemed to have executed this Agreement upon clicking “Accept” in the Plan’s online administration site.

Statement of Performance Goals
This Statement of Performance Goals applies to the Performance Share Units granted to the Grantee on the Grant Date as evidenced by the Performance Share Units Agreement between the Company and the Grantee (the “Agreement”). Capitalized terms used in this Statement of Performance Goals that are not specifically defined in this Statement of Performance Goals have the meanings assigned to them in the Agreement or in the Plan, as applicable.

1.	Definitions. For purposes hereof, as determined by the Committee:

(a)
“Average Invested Capital” shall mean the sum of (i)(A) the total debt of the Company and (B) the total equity of the Company, as determined using the four-quarter average derived from balances reported in quarterly public filings, minus (ii) Excess Cash.

(b)
“Environmental Reclamation” shall mean the amount of acres graded compared to the amount of acres disturbed, whereas the term “graded” means returning the land to the final contour grading prior to soil replacement and the term “disturbed” means new acres impacted for mining purposes.

(c)
“Excess Cash” shall mean the Company’s unrestricted cash reserves, as determined using the four-quarter average derived from balances reported in quarterly public filings, minus $800 million, plus unused available liquidity under any credit arrangements for each period.

(d)
“Net Operating Profit After Tax” shall mean the annual operating profit of the Company, as publicly reported, excluding (i) the amortization of sales contracts, (ii) any non-recurring charges associated with the early settlement or termination of Company liabilities, mine closures, or employee separation programs, and as adjusted by the amount of taxes paid or received for such year in cash, and (iii) any impairment charges recorded in conjunction with revaluation of assets as a result of joint ventures or similar transactions with third parties.

(e)
“Peer Group” shall mean the entities set forth on Exhibit A hereto. In terms of mandatory adjustments to the Peer Group during the Performance Period: (i) if any member of the Peer Group files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirement, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return placing it at the bottom (chronologically, if more than one such entity) of the Peer Group; (ii) if, by the last day of the Performance Period, any member of the Peer Group has been acquired and/or is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in subsection (i) above), then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this Statement of Performance Goals, for each of the members of the Peer Group, such entity shall be deemed to include any successor to all or substantially all of the primary business of such entity at end of the Performance Period.

(f)
“Relative Total Shareholder Return” or “RTSR” shall mean the percentile rank of the Company’s Total Shareholder Return as compared to (but not included in) the Total Shareholder Returns of all members of the Peer Group, ranked in descending order, at the end of the Performance Period.

(g)	“Return on Invested Capital” or ROIC” shall mean the quotient of Net Operating Profit After Tax divided by Average Invested Capital for the applicable year in the Performance Period.

(h)
“Total Shareholder Return” shall mean, with respect to each of the Common Stock and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average of the twenty (20) trading days immediately prior to the first day of the Performance Period on the principal stock exchange on which the stock then traded and the ending stock price will be based on the average of the twenty (20) trading days immediately prior to the last day of the Performance Period on the principal stock exchange on which the stock then trades.

2.
Calculation of Performance Share Units Earned. Eighty percent (80%) of the target Performance Share Units award evidenced by this Agreement (the “ROIC PSUs”) shall be earned based on achievement of ROIC during the Performance Period and twenty percent (20%) of the target Performance Share Units award evidenced by this Agreement (the “ENV PSUs”) shall be earned based on achievement of Environmental Reclamation during the Performance Period. Following the Performance Period, the Committee shall determine whether and to what extent ROIC and Environmental Reclamation goals have been satisfied for the Performance Period and shall determine the percentage of target Performance Share Units that shall become Vested under the Agreement in accordance with the following ROIC Performance Matrix and Environmental Reclamation Performance Matrix, subject to Section 5 of this Statement of Performance Goals:

(a)
ROIC Performance Matrix. The percentage of target ROIC PSUs earned shall be determined (rounded down to the nearest whole Performance Share Unit) based on achievement of ROIC during the Performance Period (i.e., the average of annual ROIC for each calendar year 20___, 20___ and 20___) as follows:

Performance Level	ROIC for Performance Period	ROIC PSUs Earned
Below Threshold	Below 5%	0%
Threshold	5%	50%
Target	10%	100%
Maximum	15% or above	200%

To the extent the ROIC Percentile Ranking is between the listed rankings, then the percentage of target ROIC PSUs earned shall be determined using linear interpolation.

(b)
Environmental Reclamation Performance Matrix. The percentage of target ENV PSUs earned shall be determined (rounded down to the nearest whole Performance Share Unit) based on achievement of Environmental Reclamation during the Performance Period (i.e., the average of 20___ ratio, 20___ ratio and 20___ ratio) as follows:

Performance Level	Environmental Reclamation for Performance Period	ENV PSUs Earned
Below Threshold	Below 0.8 to 1	0%
Threshold	0.8 to 1 (Grading 20% less land than is disturbed)	50%
Target	1.0 to 1 (Grading an equal amount of land than is disturbed)	100%
Maximum	1.2 to 1 (Grading 20% more land than is disturbed) or a ratio greater than 1.2 to 1	200%

To the extent the Environmental Reclamation Percentile Ranking is between the listed rankings, then the percentage of target ENV PSUs earned shall be determined using linear interpolation.

3.
RTSR Modifier. Notwithstanding anything in this Statement of Performance Goals to the contrary, the total number of Performance Share Units that become earned pursuant to Section 2 of this Statement of Performance Goals (that is, the sum of the Vested ROIC PSUs and Vested ENV PSUs) shall be adjusted, either upwards or downwards, in accordance with the table below in the event that the Company’s RTSR Percentile Ranking for the Performance Period is as follows:

RTSR Percentile Ranking	Payout Adjustment
Below 25th percentile	Decrease payout percentage by 25 percentage points
Between 25th and 75th percentile	0%
Above 75th percentile	Increase payout percentage by 25 percentage points

provided, however, that in no event shall the Grantee earn more than 200% of the target number of Performance Share Units evidenced by this Agreement after the RTSR modifier is applied, and further, provided, that in no event shall the RTSR modifier be applied to increase the total number of Performance Share Units that become earned pursuant to Section 2 of this Statement of Performance Goals if the Company’s Total Shareholder Return for the Performance Period is negative.

Exhibit B attached to this Statement of Performance Goals illustrates how the RTSR modifier will be applied.

EXHIBIT A

RTSR Peer Group Entities

Index/Ticker	Company
ARCA:KOL	VanEck Vectors Coal ETF
NYSE:ARCH	Arch Coal, Inc.
NYSE:CEIX	CONSOL Energy Inc.
TSX:TECK.B	Teck Resources Limited
NYSE: CTRA	Contura Energy, Inc.
NYSE: HCC	Warrior Met Coal, LLC
ASX: CRN	Coronado Global Resources Inc.
ASX: WHC	Whitehaven Coal Limited
NasdaqGS:ARLP	Alliance Resource Partners, L.P.
NYSE:FELP	Foresight Energy LP
NasdaqCM:HNRG	Hallador Energy Company
NYSE:NRP	Natural Resource Partners L.P.
ASX: NHC	New Hope Corporation Limited
ASX:S32	South32 Limited

EXHIBIT B

Illustration of Application of RTSR Modifier

Assume the following facts for purposes of this illustration:

Target number of Performance Share Units:	25,000
Total number of Performance Share Units earned based on achievement of the ROIC and Environmental Reclamation performance goals (expressed as a percentage), prior to applying the RTSR modifier (the “Pre-Modifier Earned PSU Percentage”):
110% of target number of Performance Share Units (i.e., 27,500 Performance Share Units)

Based on the facts set forth above, the RTSR modifier will be applied to the Pre-Modifier PSUs as follows:

•
If the RTSR Percentile Ranking is less than the 25th percentile, the Pre-Modifier Earned PSU Percentage is decreased by 25 percentage points, which results in a total payout of 85% of the Target Number of Performance Share Units (i.e., 21,250 PSUs).

•
If the RTSR Percentile Ranking is between the 25th percentile and 75th percentile, the Pre-Modifier Earned PSU Percentage remains unchanged, which results in a total payout of 110% of the Target Number of Performance Share Units (i.e., 27,500 PSUs).

•
If the RTSR Percentile Ranking is greater than the 75th percentile, the Pre-Modifier Earned PSU Percentage is increased by 25 percentage points, which results in a total payout of 135% of the Target Number of Performance Share Units (i.e., 33,750 PSUs).

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